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Exhibit 16.7


                               Sweeney,Gates & Co.
                           Certified Public Accountant
                             2691 Oakland Park Blvd
                                    Suite 302
                            Ft. Lauderdale, FL 33306

Telephone: (954) 565-4080                             Facsimile: (954) 565-6010


June 30, 1999

Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

      Re:   Coventry Industries Corp. (the "Company")
            ---------------------------------------


Ladies and Gentlemen:

      This firm has been provided with a copy of the disclosure to be made by the Company in a Report on Form 8-K regarding a change in the Company's certifying accountants from Sweeney, Gates & Co. to J.H. Cohn LLP. After review of such disclosure, this firm agrees with the statements made by the Company therein as it relates to this firm.

Sincerely,

/s/ Sweeney, Gates & Co.

Sweeney, Gates & Co.